
--------                                                               ----------------------------
 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
                            Washington, D.C. 20549                     ----------------------------
                                                                       OMB Number:        3235-0104
--------    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:   December 31, 2001
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Petrocelli                    Santo
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

     c/o Petrocelli Communications, 22-09 Bridge Plaza North
--------------------------------------------------------------------------------
                                    (Street)

     Long Island City               NY                                11101
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     July 22, 1998
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     FiberNet Telecom Group, Inc.  FTGX
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

          Director                              X   10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

      X   Form Filed by One Reporting Person
     ---

          Form Filed by More Than One Reporting Person
     ---
________________________________________________________________________________


--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock of FiberNet
    Telecom Group, Inc., par
    value $0.001 per share               6,700,000                    I                   By SMFS, Inc., a Delaware Corporation
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock of FiberNet
    Telecom Group, Inc., par
    value $0.001 per share                 118,753                    I                   By Petrocelli Industries, Inc.,
                                                                                           a Delaware Corporation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                          (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one reporting person, see Instruction 5(b)(v).


Potential persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                       (Print or Type Responses)

                                                                          Page 1
                                                                 SEC 1473 (3-99)
NY/298651.1

FORM 3 (continued)     Table II -- Derivative Securities Beneficially Owned

--------------------------------------------------------------------------------

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date           Title                   Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


                                                   Common Stock of                                                     By Petrocelli
                                                    FiberNet Telecom                                                    Industries,
                                                    Group, Inc., par                                                    Inc., a
Warrants to purchase                                value $0.001 per                                                    Delaware
 shares of common stock  6/30/99   6/30/04          share.                 141,666        $1.50          I              Corporation
------------------------------------------------------------------------------------------------------------------------------------
                                                   Common Stock of                                                     By Petrocelli
                                                    FiberNet Telecom                                                    Industries,
                                                    Group, Inc., par                                                    Inc., a
Warrants to purchase                                value $0.001 per                                                    Delaware
 shares of common stock  6/30/99   6/30/04          share.                  78,377        $0.67          I              Corporation

------------------------------------------------------------------------------------------------------------------------------------
                                                   Common Stock of
                                                    FiberNet Telecom
                                                    Group, Inc., par
Option to purchase                                  value $0.001 per
 shares of common stock  5/7/99     5/7/02          share.                 190,000        $1.95          D

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



                                                                          Page 2
                                                                 SEC 1473 (3-99)
NY/298651.1

                                    SANTO PETROCELLI, SR. on behalf of himself and as President, on behalf of SMFS, Inc. and PETROCELLI INDUSTRIES, INC.

                                     /s/ Santo Petrocelli, Sr.           9/11/00
                                     -------------------------------     -------
                                     **Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 2164

                                                                          Page 3
                                                                 SEC 1473 (3-99)
NY/298651.1